                                                                     EXHIBIT 8.1

July 20, 2001

PRIVATE
-------

Mr. Patrick L. Alexander
President, MNB Bancshares, Inc.
800 Poyntz Avenue
Manhattan, Kansas 66502

and

Mr. Larry Schugart
President, Landmark Bancshares, Inc.
Central and Spruce Streets
Dodge City, Kansas 67801

Dear Messrs. Alexander and Schugart:

You have requested the opinion of KPMG LLP ("KPMG") regarding certain federal income tax consequences of proposed statutory mergers ("Mergers") of Landmark Bancshares, Inc. ("Landmark") and MNB Bancshares, Inc. ("MNB") with and into Landmark Merger Company ("Newco"), including whether the Mergers qualify as reorganizations under section 368 of the Internal Revenue Code.(1)

STATEMENT OF FACTS

LANDMARK BANCSHARES, INC.

Landmark is a savings and loan holding company organized under the laws of Kansas in 1993, and is registered under the Office of Thrift Supervision pursuant to the Home Owners' Loan Act. Landmark's stock is publicly held and traded on the Nasdaq National Market System. Landmark has authorized 10,000,000 shares of $0.10 par value common stock (of which 1,188,874 shares are held as treasury stock and 1,092,438 shares are outstanding ("Landmark Common Stock")) and 5,000,000 shares of preferred stock (of which none are outstanding). Landmark has outstanding options for the acquisition of 205,821 shares of Landmark Common Stock ("Landmark Options").

Landmark is the common parent of an affiliated group that has elected to file a federal consolidated tax return on the basis of a fiscal year ending September 30 ("Landmark Group"). The Landmark Group is composed solely of Landmark and Landmark Federal Savings Bank ("Landmark Sub"). Landmark owns all of the authorized and outstanding stock of Landmark Sub. Landmark Sub conducts a complete range of commercial and personal banking activities.

----------

(1) All section references are to the Internal Revenue Code of 1986, as amended, and all Treas. Reg. section references are to the regulations promulgated thereunder.

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June 4, 2001
Mr. Patrick L. Alexander - MNB Bancshares, Inc.
and
Mr. Larry Schugart - Landmark Bancshares, Inc.
Page 2


As of the date of the Mergers, Landmark will have no outstanding debt obligations, and none were repaid in connection with the Mergers.

MNB BANCSHARES, INC.

MNB is a bank holding company organized under the laws of Delaware in 1993, and registered under the Bank Holding Company Act. MNB's stock is publicly held and traded on the Nasdaq Small Cap Market. MNB has authorized 3,000,000 shares of $0.01 par value common stock (of which none of the shares are held as treasury stock and 1,563,905 shares are outstanding ("MNB Common Stock")) and 200,000 shares of preferred stock (of which none are outstanding). MNB has outstanding options for the acquisition of 74,232 shares of MNB Common Stock ("MNB Options").

MNB is the common parent of an affiliated group that has elected to file a federal consolidated tax return on the basis of a calendar year ("MNB Group"). Prior to the close of business on April 11, 2001, the MNB Group was composed solely of MNB, MNB Acquisition Corporation, and Security National Bank ("MNB Sub"). MNB owned all of the authorized and outstanding stock of MNB Acquisition Corporation and MNB Acquisition Corporation owned all of the authorized and outstanding stock of MNB Sub. On April 11, 2001, MNB Acquisition Corporation transferred all of its assets (I.E., the stock of MNB Sub) to MNB in a complete liquidation ("MNB Acquisition Corporation Liquidation"). Following the MNB Acquisition Corporation Liquidation, MNB owned all of the stock of MNB Sub. MNB Sub conducts a complete range of commercial and personal banking activities and offers trust services.

MNB has a line of credit with First National Bank of Omaha ("MNB Note"). The MNB
Note is due and payable in full on December 31, 2002. Interest is paid quarterly and is generally assessed at 1/2% less than the reference rates published by the national money center banks. The MNB Note is drawn upon from time to time to meet the needs of MNB and payments of principal occur also from time to time. The MNB Note is secured by the stock of MNB Sub. As of March 31, 2001, the outstanding balance on the MNB Note is $645,000. In addition, MNB is the guarantor of a loan made by Bank of America to MNB's ESOP ("MNB ESOP Note"). The principal and outstanding interest on the MNB ESOP Note are payable monthly with the last payment coming due in December of 2002. The MNB ESOP Note accrues interest at prime and is secured by the unallocated shares of the ESOP. The MNB ESOP Note has an outstanding balance, as of March 31, 2001, of $115,000.

LANDMARK MERGER COMPANY

Newco is a company incorporated under the laws of Delaware on April 19, 2001. Newco has filed an application for approval to become a bank holding company under the Bank

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June 4, 2001
Mr. Patrick L. Alexander - MNB Bancshares, Inc.
and
Mr. Larry Schugart - Landmark Bancshares, Inc.
Page 3


Holding Company Act. Newco currently has 3,000 authorized shares of $0.01 par value common stock ("Newco Common Stock"). Newco currently is not authorized to issue preferred stock. Prior to the closing of the Mergers, Newco will have 3,000,000 authorized shares of $0.01 par value common stock and 200,000 authorized shares of $0.01 par value preferred stock.

Following the transactions described below, the Newco Common Stock will be publicly held and traded on the Nasdaq National Market. None of the preferred stock of Newco will be issued in connection with the Mergers.

THE FIRST MERGER

Landmark will merge with and into Newco pursuant to the General Corporation Law of the State of Delaware and the State of Kansas ("First Merger"). Newco will be the surviving corporation. Immediately after the First Merger, Newco will change its name to Landmark Bancshares, Inc. In the First Merger, each share of Landmark Common Stock, other than shares held by dissenting shareholders, will be converted into an equal number of shares of Newco Common Stock. All shares of Landmark stock held as treasury stock will be cancelled as a result of the First Merger. Each Landmark Option that is outstanding and unexercised immediately prior to the First Merger will be converted into an option to purchase shares of Newco Common Stock.

THE SECOND MERGER

Concurrent with the First Merger, MNB will merge with and into Newco pursuant to the General Corporation Law of the State of Delaware ("Second Merger"). Newco will be the surviving corporation. In the Second Merger, each share of MNB Common Stock, other than shares held by dissenting shareholders, will be converted into five hundred twenty three thousandths (0.523) of a share of Newco Common Stock. Newco will issue cash in lieu of fractional shares solely as an administrative convenience to Newco so that Newco does not have to account for fractional share ownership. Each MNB Option that is outstanding and unexercised immediately prior to the Second Merger will be converted into an option to purchase five hundred twenty three thousandths (0.523) of a share of Newco Common Stock.

THE THIRD MERGER

Immediately after the First and Second Mergers, Landmark Sub will merge with and into MNB Sub pursuant to the National Bank Act of the United States of America ("Third Merger"). MNB Sub will be the survivor. Immediately after the Third Merger, MNB Sub will change its name to Landmark National Bank. In the Third Merger each share of Landmark Sub stock issued and outstanding immediately prior to the merger will be cancelled and all the shares of MNB Sub stock will become shares of Landmark National Bank stock.

June 4, 2001
Mr. Patrick L. Alexander - MNB Bancshares, Inc.
and
Mr. Larry Schugart - Landmark Bancshares, Inc.
Page 4


REPRESENTATIONS

Each of Landmark and MNB have reviewed the STATEMENT OF FACTS contained in this letter and have represented those facts to be complete, correct, and accurate. In addition, Landmark and MNB have made the following representations and affirms the reasonableness of the representations:

     1. For the two years preceding the First Merger, Landmark was not a party to a reorganization within the meaning of section 368(b). For purposes of this representation, the term "a party to a reorganization" includes a corporation resulting from or engaging in a transaction qualifying as a reorganization where one corporation acquires stock or properties of another corporation where gain or loss is not recognized. In addition, a corporation controlling an acquiring corporation is a party to the reorganization if the stock of such controlling corporation is used in the reorganization to facilitate the acquisition.

     2. For the two years preceding the Second Merger, MNB was not a party to a reorganization within the meaning of section 368(b). For purposes of this representation, the term "a party to a reorganization" includes a corporation resulting from or engaging in a transaction qualifying as a reorganization where one corporation acquires stock or properties of another corporation where gain or loss is not recognized. In addition, a corporation controlling an acquiring corporation is a party to the reorganization if the stock of such controlling corporation is used in the reorganization to facilitate the acquisition.

     3. For the two years preceding the First Merger, Landmark Sub was not a party to a reorganization within the meaning of section 368(b). For purposes of this representation, the term "a party to a reorganization" includes a corporation resulting from or engaging in a transaction qualifying as a reorganization where one corporation acquires stock or properties of another corporation where gain or loss is not recognized. In addition, a corporation controlling an acquiring corporation is a party to the reorganization if the stock of such controlling corporation is used in the reorganization to facilitate the acquisition.

     4. Except as described in the STATEMENT OF FACTS, Landmark, MNB, and Landmark Sub do not have any debt outstanding to third parties, and no debt was repaid or redeemed in connection with the Mergers.

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June 4, 2001
Mr. Patrick L. Alexander - MNB Bancshares, Inc.
and
Mr. Larry Schugart - Landmark Bancshares, Inc.
Page 5


     5. The First Merger will be effected pursuant to the corporation laws of Delaware and Kansas.

     6. The fair market value of the Newco Common Stock received by each Landmark shareholder will be approximately equal to the fair market value of the Landmark Common Stock surrendered in the First Merger.

     7. At least 50% of the value of the shareholders' proprietary interests in Landmark will be preserved as a proprietary interest in Newco received in exchange for Landmark Common Stock. For purposes of this representation, proprietary interests will not be preserved to the extent that, in connection with the First Merger: (i) an extraordinary distribution is made with respect to Landmark Common Stock; (ii) a redemption or acquisition of Landmark Common Stock is made by Landmark or a person related to Landmark; (iii) Newco or a person related to Newco acquires Landmark Common Stock for consideration other than Newco Common Stock; or (iv) Newco or a corporation related to Newco redeems or acquires the Newco Common Stock issued in the First Merger. Any reference to Newco or Landmark includes a reference to any successor or predecessor of such corporation. For purposes of this representation, a corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of section 1504 (without regard to the exceptions in section 1504(b)) or they are related as described in section 304(c), in either case whether such relationship exists immediately before or immediately after the First Merger. Each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with the partner's interest in the partnership.

     8. Newco will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Landmark immediately prior to the First Merger. For purposes of this representation, amounts paid by Landmark to dissenters, amounts paid by Landmark to shareholders who receive cash or other property, amounts used by Landmark to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Landmark immediately preceding the transfer will be included as assets of Landmark held immediately prior to the First Merger.

     9. After the First Merger, the shareholders of Landmark will be in control of Newco within the meaning of section 368(a)(2)(H). For purposes of this representation, control is defined as the ownership of stock possessing at least 50 percent of the

June 4, 2001
Mr. Patrick L. Alexander - MNB Bancshares, Inc.
and
Mr. Larry Schugart - Landmark Bancshares, Inc.
Page 6


          total combined voting power of all classes of stock entitled to vote, or at least 50 percent of the total value of shares of all classes of stock.

     10. Newco has no plan or intention to reacquire its stock issued to the former Landmark shareholders in the First Merger.

     11. Newco has no plan or intention to sell or otherwise dispose of the assets of Landmark acquired in the First Merger, except for dispositions made in the ordinary course of business.

     12. The liabilities (fixed and contingent) of Landmark assumed by Newco were incurred by Landmark in the ordinary course of its business and are associated with the assets transferred.

     13. Following the First Merger, Newco will continue the historical business of Landmark or use a significant portion of Landmark's historical assets in its business. For purposes of this representation, Landmark will be treated as in the business in which its wholly owned subsidiary, Landmark Sub, is engaged.

     14. At the time of the First Merger, Newco will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Newco that, if exercised or converted, would affect the Landmark shareholder's retention of control of Newco, as defined in section 304(c). For purposes of this representation, control is defined as the ownership of stock possessing at least 50 percent of the total combined voting power of all classes of stock entitled to vote, or at least 50 percent of the total value of shares of all classes of stock.

     15. All parties to the First Merger (I.E., Landmark, Newco, and the Landmark shareholders) will pay their respective expenses, if any, incurred in connection with the First Merger.

     16. There is no intercorporate debt between Newco and Landmark that was issued, acquired, or will be settled at a discount.

     17. No two parties to the First Merger are non-diversified investment companies as defined in section 368(a)(2)(F)(ii), (iii) and (iv) (generally defined as a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of the total assets of which are stock and securities and 80 percent or more of the value of the total assets of which are held for investment).

June 4, 2001
Mr. Patrick L. Alexander - MNB Bancshares, Inc.
and
Mr. Larry Schugart - Landmark Bancshares, Inc.
Page 7


     18. The fair market value of the assets of Landmark will equal or exceed the sum of the liabilities (fixed and contingent) to be assumed by Newco.

     19. The total adjusted basis of the assets of Landmark will equal or exceed the sum of the liabilities (fixed and contingent) to be assumed by Newco.

     20. Landmark is not under the jurisdiction of a court in a title 11 or a receivership, foreclosure, or similar proceeding in a Federal or State court.

     21. Following the First Merger, Newco will continue to file a federal consolidated tax return.

     22. MNB was the owner of MNB Acquisition Corporation stock possessing at least 80 percent of the total combined voting power of the stock and at least 80 percent of the total fair market value of the stock at all times from the date of the adoption of the plan of liquidation, formal or informal, until the receipt of the MNB Acquisition Corporation assets. In addition the distribution by MNB Acquisition Corporation of its assets in complete redemption of all its stock occurred within a single taxable year.

     23. The Second Merger will be effected pursuant to the corporation laws of Delaware.

     24. The fair market value of the Newco Common Stock and other consideration received by each MNB shareholder will be approximately equal to the fair market value of the MNB Common Stock surrendered in the Second Merger.

     25. Cash is being distributed to shareholders of MNB in lieu of fractional shares of Newco solely to save Newco the expense and inconvenience of issuing and transferring fractional shares, and such cash does not represent separately bargained for consideration in the Second Merger. The total cash consideration that will be paid to MNB shareholders instead of issuing fractional shares of Newco Common Stock will not exceed one percent of the total consideration that will be issued to MNB shareholders in exchange for their shares of MNB Common Stock. The fractional share interests of each shareholder of MNB will be aggregated, and no MNB shareholder will receive cash in an amount equal to or greater than the value of one full share of Newco Common Stock.

     26. At least 50% of the value of the shareholders' proprietary interests in MNB will be preserved as a proprietary interest in Newco received in exchange for MNB Common Stock. For purposes of this representation, proprietary interests will not be preserved to the extent that, in connection with the Second Merger: (i) an extraordinary distribution is made with respect to MNB Common Stock; (ii) a

June 4, 2001
Mr. Patrick L. Alexander - MNB Bancshares, Inc.
and
Mr. Larry Schugart - Landmark Bancshares, Inc.
Page 8


          redemption or acquisition of MNB Common Stock is made by MNB or a person related to MNB; (iii) Newco or a person related to Newco acquires MNB Common Stock for consideration other than Newco Common Stock; or (iv) Newco or a corporation related to Newco redeems or acquires the Newco Common Stock issued in the Second Merger. Any reference to Newco or MNB includes a reference to any successor or predecessor of such corporation. For purposes of this representation, a corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of section 1504 (without regard to the exceptions in section 1504(b)) or they are related as described in section 304(c), in either case whether such relationship exists immediately before or immediately after the Second Merger. Each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with the partner's interest in the partnership.

     27. Newco has no plan or intention to reacquire its stock issued to the former MNB shareholders in the Second Merger.

     28. Newco has no plan or intention to sell or otherwise dispose of the assets of MNB acquired in the Second Merger, except for dispositions made in the ordinary course of business.

     29. The liabilities (fixed and contingent) of MNB assumed by Newco were incurred by MNB in the ordinary course of its business and are associated with the assets transferred.

     30. Following the Second Merger, Newco will continue the historical business of MNB or use a significant portion of MNB's historical assets in its business. For purposes of this representation, MNB will be treated as being in the business in which its wholly owned subsidiary, MNB Sub, is engaged.

     31. All parties to the Second Merger (I.E., MNB, Newco, and the MNB shareholders) will pay their respective expenses, if any, incurred in connection with the Second Merger.

     32. There is no intercorporate debt between Newco and MNB that was issued, acquired, or will be settled at a discount.

     33. No two parties to the Second Merger are non-diversified investment companies as defined in section 368(a)(2)(F)(ii), (iii) and (iv) (generally defined as a regulated

June 4, 2001
Mr. Patrick L. Alexander - MNB Bancshares, Inc.
and
Mr. Larry Schugart - Landmark Bancshares, Inc.
Page 9


          investment company, a real estate investment trust, or a corporation 50 percent or more of the value of the total assets of which are stock and securities and 80 percent or more of the value of the total assets of which are held for investment).

     34. The fair market value of the assets of MNB will equal or exceed the sum of the liabilities (fixed and contingent) to be assumed by Newco.

     35. The total adjusted basis of the assets of MNB will equal or exceed the sum of the liabilities (fixed and contingent) to be assumed by Newco.

     36. MNB is not under the jurisdiction of a court in a title 11 or a receivership, foreclosure, or similar proceeding in a Federal or State court.

     37. There are no transactions between members of the MNB group for which gain or loss has yet to be taken into account.

SCOPE OF OPINION

The opinions contained in this letter are based on the facts, assumptions, and representations stated in the letter and are limited to the conclusions specifically set forth under the heading OPINION. To our knowledge, our opinion is not based on unreasonable factual or legal assumptions (including assumptions as to factual events) and we have not unreasonably relied upon the representations, statements, findings, or agreements of any member of the Landmark Group, the MNB Group, or any other person.

You represented to us that you have provided us with all facts and circumstances that you know or have reason to know are pertinent to the issuance of this opinion letter. If any of these facts, assumptions, or representations are not entirely complete or accurate, it is imperative that we be informed immediately in writing, as the incompleteness or inaccuracy could cause us to change our opinions.


The opinions contained in this letter are given only with respect to the specific matters discussed below, and KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described. No inference should be drawn on any other matter. Specifically, no opinion was requested, and none is expressed, as to the federal tax consequences to holders of the Landmark Options and the MNB Options as a result of the Mergers. In addition, no opinion is expressed as to whether the Third Merger qualifies as a reorganization within the meaning of section 368(a)(1).

June 4, 2001
Mr. Patrick L. Alexander - MNB Bancshares, Inc.
and
Mr. Larry Schugart - Landmark Bancshares, Inc.
Page 10


In providing our opinions, we are relying upon the relevant provisions of the internal revenue laws, including the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof -- all as in effect on the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such change could affect the validity or correctness of our opinions. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

These opinions are not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed in this letter will not be asserted by a tax authority and ultimately sustained by a court.

OPINION

Subject to the conditions and limitations in this letter (including the portion of this letter entitled SCOPE OF OPINION), and based on the facts, representations, and assumptions in this letter, it is the opinion of KPMG that:

     1. The First Merger will be a reorganization under section 368(a)(1)(D) and Landmark and Newco will each be "a party to a reorganization" under section 368(b).

     2. No gain or loss will be recognized by Newco on the exchange of its stock for the assets of Landmark in the First Merger under section 1032(a).

     3. The basis of each asset received by Newco in the First Merger will equal the basis of that asset in the hands of Landmark immediately before the transfer under section 362(b).

     4. The holding period of each asset received by Newco in the First Merger will include the period during which Landmark held that asset under section 1223(2).

     5. No gain or loss will be recognized by Landmark on the transfer of its assets in exchange for Newco Common Stock plus the assumption of its liabilities by Newco in the First Merger under sections 361(a) and 357(a).

June 4, 2001
Mr. Patrick L. Alexander - MNB Bancshares, Inc.
and
Mr. Larry Schugart - Landmark Bancshares, Inc.
Page 11


     6. No gain or loss will be recognized by Landmark on its distribution of Newco Common Stock in exchange for the Landmark shareholders' Landmark Common Stock under section 361(c)(1).

     7. No gain or loss will be recognized to the Landmark shareholders upon the receipt of the Newco Common Stock in exchange for their Landmark Common Stock under section 354(a)(1).

     8. The basis of the Newco Common Stock in the hands of the Landmark shareholders will equal the basis of the Landmark Common Stock surrendered in the First Merger under section 358(a)(1).

     9. The holding period of the Newco Common Stock received by the Landmark shareholders will include their holding period of the Landmark Common Stock surrendered in the First Merger, provided the Landmark Common Stock is held as a capital asset on the date of the First Merger under section 1223(l).

     10. The Second Merger will be a reorganization under section 368(a)(1)(A) and MNB and Newco will each be "a party to a reorganization" under section 368(b).

     11. No gain or loss will be recognized by Newco on the issuance of its stock in exchange for the MNB assets in the Second Merger under section 1032(a).

     12. The basis of each asset received by Newco in the Second Merger will equal the basis of that asset in the hands of MNB immediately before the transfer under section 362(b).

     13. The holding period of each asset received by Newco in the Second Merger will include the period during which MNB held that asset under section 1223(2).

     14. No gain or loss will be recognized by MNB on the transfer of its assets in exchange for Newco Common Stock plus the assumption of its liabilities by Newco in the Second Merger under sections 361(a) and 357(a).

     15. No gain or loss will be recognized by MNB on its distribution of Newco Common Stock in exchange for the MNB shareholders' MNB Common Stock under section 361(c)(1).

     16. No gain or loss will be recognized to the MNB shareholders upon the receipt of the Newco Common Stock in exchange for their MNB Common Stock under section 354(a)(1), except to the extent cash is received in lieu of fractional shares. The

June 4, 2001
Mr. Patrick L. Alexander - MNB Bancshares, Inc.
and
Mr. Larry Schugart - Landmark Bancshares, Inc.
Page 12


          payment of cash to the MNB shareholders in lieu of fractional shares of Newco will be treated as though the fractional shares were distributed as part of the Second Merger and then redeemed by Newco. The cash payment will be treated as a distribution in full payment for the fractional shares deemed redeemed under section 302, with the result that such MNB shareholders will generally have short-term or long-term capital gain or loss to the extent that the cash distribution differs from the basis allocable to their fractional shares.

     17. The basis of the Newco Common Stock in the hands of the MNB shareholders will equal the basis of the MNB Common Stock surrendered in the Second Merger, less the basis allocable to the fractional shares deemed issued in the previous opinion, under section 358(a)(1).

     18. The holding period of the Newco Common Stock received by the MNB shareholders will include their holding period of the MNB Common Stock surrendered in the Second Merger, provided the MNB Common Stock is held as a capital asset on the date of the Second Merger under section 1223(l).

                                *   *   *   *

We consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Landmark Merger Company with the Securities and Exchange Commission for the purpose of registering securities under the Securities Act of 1933, as amended.

Very truly yours,

KPMG LLP

/s/ Michael J. Koeppen


Michael J. Koeppen
PARTNER

MJK:vaz
Enclosures